EXHIBIT 10.9

OFFICE LEASE

BETWEEN

METZLER ONE BUCKHEAD PLAZA, L.P.

(“LANDLORD”)

AND

SAFETY QUICK LIGHT LLC

(“TENANT”)

TABLE OF CONTENTS

		PAGE

1	Basic Lease Information	1
2	Lease Grant, No Estate For Years	3
3	Term; Adjustment of Commencement Date; Early Access	3
4	Rent	4
5	Tenant’s Use of Premises	7
6	Security Deposit	8
7	Services Furnished by Landlord	9
8	Use of Electrical Services by Tenant	10
9	Repairs and Alterations	10
10	Entry by Landlord	12
11	Assignment and Subletting	12
12	Liens	13
13	Indemnity	14
14	Insurance	14
15	Mutual Waiver of Subrogation	15
16	Casualty Damage	15
17	Condemnation	16
18	Events of Default	16
19	Remedies	17
20	LIMITATION OF LIABILITY	19
21	No Waiver	19
22	Tenant’s Right to Possession	19
23	Relocation	19
24	Holding Over	20
25	Subordination to Mortgages; Estoppel Certificate	20
26	Attorneys’ Fees	20
27	Notice	20
28	Reserved Rights	21
29	Surrender of Premises	21
30	Hazardous Materials	22
31	Miscellaneous	22
32	Prohibited Persons and Transactions	24
33	Special Stipulations	24

EXHIBITS AND RIDERS:

EXHIBIT A-1 OUTLINE AND LOCATION OF PREMISES

EXHIBIT A-2 LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B RULES AND REGULATIONS

EXHIBIT C COMMENCEMENT LETTER

EXHIBIT D WORK LETTER

EXHIBIT E PARKING AGREEMENT

EXHIBIT F SPECIAL STIPULATIONS

EXHIBIT G GREEN BUILDING REQUIREMENTS

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between METZLER ONE BUCKHEAD PLAZA, L.P., a Delaware limited partnership (“Landlord”), and SAFETY QUICK LIGHT LLC, a Florida limited liability company (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building commonly known as One Buckhead Plaza and located at

3060 Peachtree Road, Atlanta, Georgia 30305.

B. “Rentable Square Footage of the Building” is agreed and stipulated to be Four Hundred Sixty-One Thousand Six Hundred Sixty-Nine (461,669) square feet, subject to adjustment from time to time.

C. “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on the 3rd floor of the Building and known as suite number 390. The “Rentable Square Footage of the Premises” is deemed to be two thousand eight hundred ninety-five (2,895) square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Premises is correct and shall not be remeasured.

D. “Base Rent”:

Period	Annual Rate Per Square Foot	Monthly Base Rent

CD to Month 12	$28.00	$6,755.00
Month 13 to Month 24	$28.84	$6,957.65
Month 25 to Month 36	$29.71	$7,167.54
Month 37 to Month 39	$30.60	$7,382.25

= CD Commencement Date

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F. “Base Year” for Operating Expenses: Calendar year 2013.

G. “Term”: The period of approximately thirty-nine (39) months starting on the Commencement Date, subject to the provisions of Article 3.

H. “Estimated Commencement Date”: January 1, 2014, subject to adjustment, if any, as provided in Section 3.A and the Work Letter, if any.

I. “Security Deposit”: $27,020.00, subject to the provisions of Article 6.

The Security Deposit is payable to the order of Metzler One Buckhead Plaza, L.P. as follows:

if by check:

Metzler One Buckhead Plaza, L.P.

700 Fifth Avenue, 61st Floor

Seattle, WA 98104

if by wire transfer:

The Commerce Bank of Washington

Bank Contact: Doris Reed/Phone: 206-292-4589

ABA #

Account # [REDACTED]

Reference: Safety Quick Light LLC

J. “Prepaid Rent”: $6,755.00, payable upon Tenant’s execution of this Lease to be applied to the first installment of monthly Base Rent due hereunder.

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K. “Guarantor(s)”: None.

L. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

M. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

N. “Normal Business Hours”: 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

O. “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Safety Quick Light LLC 16111 Biscayne Boulevard North Miami, Florida 33160 Attn: James Hills Phone #: 404-295-0182 Fax #: _____________
Landlord: Metzler Realty Advisors, Inc. 700 Fifth Avenue, 61st Floor Seattle, Washington 98104-5071 Attn: Dwight J. McRae Telecopy No.: (206) 623-4864	With a copy to: Alston, Courtnage & Bassetti LLP 1000 Second Avenue Suite 3900 Seattle, Washington 98104 Attn: Thomas A. Barkewitz Phone: (206) 623-7600 Facsimile: (206) 623-1752	And to: One Buckhead Plaza 3060 Peachtree Road, NW Suite 110 Atlanta, Georgia 30305 Attn: Property Manager Phone: (404) 953-4400 Facsimile: (404) 953-4401

Rent (defined in Section 4.A) is payable to the order of Metzler One Buckhead Plaza, L.P. as follows:

if by check:

Metzler One Buckhead Plaza, L.P. P.O. Box 203640

Dallas, TX 75320-3640

if by check - Overnight Address:

Metzler One Buckhead Plaza, L.P.

2975 Regent Blvd.

Irving, TX 75063

if by wire transfer:

Metzler One Buckhead Plaza

ABA#121-000-248

Credit to: Metzler One Buckhead Plaza

Account# [REDACTED]

Reference: Safety Quick Light LLC

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P. “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E	Minor Alterations	9.C(1)
Alterations	9.C(1)	Monetary Default	18.A
Approved Construction Documents	Work Letter	Mortgage	25
Cable	9.A	Mortgagee	25
Capital Investment Requirement	6.C	Operating Expenses	4.D
CBRE	31.E	Parking Facilities	Agreement
Change Order	Work Letter	Permitted Transfer	11.E
Claims	13	Permitted Use	5.A
Collateral	19.E	Prime Rate	19.B
Commencement Date	3.A	Property	2
Common Areas	2	Provider	7.C
Completion Estimate	16.B	Relocated Premises	23
Construction Allowance	Work Letter	Relocation Date	23
Construction Documents	Work Letter	Rent	4.A
Contamination	30.C	Service Failure	7.B
Cost Overruns	Work Letter	Special Installations	29
Costs of Reletting	19.B	Substantially Complete	Work Letter
Excess Allowance	Work Letter	Taking	17
Excess Operating Expenses	4.B	Tenant Delay	Work Letter
Expiration Date	3.A	Tenant Parties	13
Force Majeure	31.C	Tenant’s Information	Work Letter
Hazardous Materials	30.C	Tenant’s Insurance	14.A
Landlord Parties	13	Tenant’s Property	14.A
Landlord Work	3.A	Tenant’s Removable Property	29
Landlord’s Rental Damages	19.B	Time Sensitive Default	18.B
Leasehold Improvements	29	Transfer	11.A
		Work Letter	3.A

2. Lease Grant, No Estate For Years. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located. No estate for years or leasehold estate is intended to be created by this Lease; this Lease creates only a usufruct. Landlord and Tenant intend that their relationship hereunder shall be that of landlord and tenant pursuant to Law. Tenant’s interest hereunder is not subject to levy and sale and is not assignable or transferable (for security purposes, collateral purposes, or otherwise), except as expressly provided in Article 11 of this Lease.

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the calendar month in which falls the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the

One Buckhead Plaza/Safety Quick Light LLC	3

Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within thirty (30) days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

B. Acceptance of Premises. The Premises are accepted by Tenant in “AS IS” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one (1) year after the Commencement Date other than work performed by Tenant Parties (defined below). TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that Landlord shall apply the Prepaid Rent to the payment of the installment of Base Rent for the first full calendar month of the Term in which Rent is due shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a three hundred-sixty (360) day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Excess Operating Expenses.

(1) Subject to Section 4.B.(2) below, commencing with the calendar year following the Base Year, and each calendar year thereafter, Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”). If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Operating Expenses for that calendar year shall be zero dollars ($0.00). In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based

One Buckhead Plaza/Safety Quick Light LLC	4

upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within thirty (30) days of determination. The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

(2) Notwithstanding the foregoing Section 4.B.(1), Tenant will be entitled to an abatement of Tenant’s Pro Rata Share of Excess Operating Expenses during the first twelve (12) months of the Term commencing on the Commencement Date (the “Abatement”). In the event of a Monetary Default (defined below) by Tenant under this Lease during the initial Term beyond any applicable notice and cure periods, the Abatement shall be amortized on a straight-line basis and any unamortized amounts of the Abatement at the time of default shall become immediately due and payable. Further, should Tenant be in an event of default (regardless of any notice and cure periods) under this Lease at any time any installment of the Abatement is otherwise due to be applied, such installment of the Abatement will not be provided until the event of default has been cured.

C. Reconciliation of Operating Expenses. Within one hundred-twenty (120) days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year. If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within thirty (30) days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5) Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special,

One Buckhead Plaza/Safety Quick Light LLC	5

extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Real estate taxes do not include Landlord’s income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus two percent (2%): for building improvements, the shorter of ten (10) years or the estimated useful life of the improvement; and for all other items, three (3) years for expenditures under Fifty Thousand and No/100 Dollars ($50,000.00) and five (5) years for expenditures in excess of Fifty Thousand and No/100 Dollars ($50,000.00). Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4) Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

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(7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8) Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If any Operating Expenses are not, in Landlord’s reasonable judgment, incurred proportionately by office tenants and retail tenants of the Property, then Landlord may equitably allocate such Operating Expenses between office tenants and retail tenants. If the Building is not one hundred percent (100%) occupied during any calendar year or partial calendar year or if Landlord is not supplying services to one hundred percent (100%) of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been one hundred percent (100%) occupied and Landlord had been supplying services to one hundred percent (100%) of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant’s Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been one hundred percent (100%) occupied and Landlord had been supplying services to one hundred percent (100%) of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Increase in Operating Expenses. Notwithstanding anything in this Lease to the contrary, increases in Operating Expenses shall, with the exception of real estate taxes, utility charges, security expenses, insurance premiums and costs, and the cost of complying with governmental requirements, be limited to a per year cumulative increase of five percent (5%), compounded annually. Increases in real estate taxes, utility charges, security expenses, insurance premiums and costs, and the cost of complying with governmental requirements shall not be subject to any limit or “cap.”

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than ten percent (10%) of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B. Compliance with Laws and Green Building Requirements. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and

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occupancy of the Premises and the use of the Common Areas. Tenant, within ten (10) days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

Tenant acknowledges that the Building is or may become in the future certified under the LEED rating system. Tenant shall cooperate with Landlord to comply with Landlord’s sustainability practices, which includes complying with the applicable “Green Building” requirements set forth on Exhibit G attached hereto and incorporated by reference herein.

C. Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. Security Deposit.

A. Security Deposit. The Security Deposit in the amount set forth in Section 1.I above shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of: (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (2) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Excess Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

B. Reduction in Amount of Security Deposit. Notwithstanding anything in this Section 6 to the contrary, so long as Tenant is then current in the payment of all Rent due hereunder and has not been in default hereunder beyond any applicable notice and cure period during the prior 12-month period, the Security Deposit shall be reduced as follows: (i) as of the first (1st) day of the twentieth (20th) full calendar month during the Term, the Security Deposit shall be reduced to

$20,265.00, and Landlord shall pay to Tenant the difference, if any, in the amount of Security Deposit then held by Landlord and $20,265.00; and (ii) as of the first day of the thirty-ninth (39th) full calendar month during the Term, the Security Deposit shall be reduced to $13,510.00 and

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Landlord shall pay to Tenant the difference, if any, in the amount of Security Deposit then held by Landlord and $13,510.00. Should Tenant be in default (regardless of any notice and cure periods) as of the date the Security Deposit is to reduce, or if Tenant has been in default as specified above beyond any applicable notice and cure periods during the prior 12-month period, no reduction shall occur as of such applicable date. In no event shall the Security Deposit ever be in an amount less than $13,510.00 during the Term.

7. Services Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1) Water service for use in the lavatories on each floor on which the Premises are located.

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to Fifty-Five and No/100 Dollars ($55.00) per operating hour per floor (the “Hourly HVAC Charge”). Landlord shall have the right, upon thirty (30) days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3) Maintenance and repair of the Property as described in Section 9.B.

(4) Janitorial service five (5) days per week (excluding Holidays), as determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6) Exterior window washing at such intervals as determined by Landlord.

(7) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any

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installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

D. Signage. Tenant shall be entitled at its expense to have its name shown upon any Directory Board of the Building, which Directory Board may be a free standing or computerized directory board. Landlord shall designate the style of the Directory Board as well as the amount of space to be allocated to Tenant, which Board shall be located in an area designated by Landlord in the main lobby of the Building. Tenant shall also be entitled at its expense to have Building standard suite identification signage placed outside the Premises in a location comparable to other tenants in the Building.

8. Use of Electrical Services by Tenant.

A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C. Submetering. Landlord shall have the continuing right, upon thirty (30) days written notice, to install a submeter for the Premises at Tenant’s expense. If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to fifteen percent (15%) of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D. Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall normal load for the Building, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation, at its sole cost, of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior

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side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Article 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs.

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) does not cause Landlord to incur any cost or expense. Landlord hereby consents to the Landlord Work performed in accordance with the Work Letter attached to this Lease.

(2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within thirty (30) days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to fifteen percent (15%) of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than thirty (30) days after completion of the Alterations, Tenant shall furnish

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“as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by

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Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of One Thousand and No/100 Dollars ($1,000.00) for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed One Thousand and No/100 Dollars ($1,000.00), Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of such fixed review fee; provided, further, that in no event shall Tenant’s reimbursement obligations hereunder exceed Two Thousand and No/100 Dollars ($2,000.00) for each Permitted Transfer or requested Transfer.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord fifty percent (50%) of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within thirty (30) days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of such change in ownership or control.

E. No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s interest in the Premises in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within ten (10) days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the

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applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within thirty (30) days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Article 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) Five Million and No/100 Dollars ($5,000,000.00) or (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of Five Million and No/100 Dollars ($5,000,000.00).

14. Insurance.

A. Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than One Million and No/100 Dollars ($1,000,000.00); (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of One Million and No/100 Dollars ($1,000,000.00); (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of Five Hundred Thousand and No/100

Dollars ($500,000.00)); (6) employer’s liability insurance in an amount of at least Five Hundred Thousand and No/100 Dollars ($500,000.00) per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than Four Million and No/100 Dollars ($4,000,000.00) per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below seventy-five percent (75%) of the limit required by this Lease, Tenant will notify Landlord in writing within ten (10) days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason,

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and upon renewals at least ten (10) days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than Five Million and No/100 Dollars ($5,000,000.00) (coverage in excess of One Million and No/100 Dollars ($1,000,000.00) may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss ofor damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within two hundred-seventy (270) days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such

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election within ten (10) days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within forty-five (45) days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”).

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 23, 24, 25 or 32 (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within ten (10) days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within ten (10) days, Tenant shall be allowed additional time (not to exceed an additional ten (10) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the ten (10) day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any twelve (12) month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D. Tenant or any guarantor of this Lease becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any guarantor under such Laws and is not dismissed within forty-five (45) days after the date of such

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filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law.

F. In the case of any ground floor or retail tenant, or any other tenant whose space is visible from the Common Areas or elevator lobby areas of the Building, Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including any lease or agreement for parking.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease;

(2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law;

(3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4) Cure such event of default for Tenant at Tenant’s expense (plus a fifteen percent (15%) administrative fee);

(5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6) Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

(7) Apply any Security Deposit as permitted under this Lease; and/or

(8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of eighteen percent (18%) per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing

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Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate. For purposes of determining the fair rental value of the Premises, the parties hereby agree that all reasonable and relevant factors shall be considered as of the time Landlord seeks to enforce such remedy, including, but not limited to, (a) the length of time remaining in the Term, (b) the then-current market conditions in the general area in which the Building is located, (c) the likelihood of reletting the Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained for space of similar type and size in similar type buildings in the general area in which the Building is located, (e) the vacancy levels in comparable quality developments in the general area in which the Building is located, (f) the anticipated duration of the period the Premises will be unoccupied prior to reletting, (g) the anticipated cost of reletting, and (h) the current levels of new construction that will be completed during the remainder of the Term and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality developments in the general area in which the Building is located. Such payment shall not be deemed a penalty but shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledge and agree that it is difficult to determine the actual damages Landlord would suffer from Tenant’s default and that the agreed upon liquidated damages are a reasonable estimate of actual damages.

(3) Landlord’s Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty-five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of eighteen percent (18%) per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to five percent (5%) of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

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D. Landlord’s Lien. To secure Tenant’s obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant’s inventory, goods, consumer goods and equipment now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, “Collateral”). No Collateral shall be removed from the Premises without Landlord’s prior written consent until all of Tenant’s obligations are fully satisfied (except in the ordinary course of business and then only if replaced with items of same or greater value and quality). Upon any event of default, Landlord may, to the fullest extent permitted by Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least ten (10) days written notice (or more if required by Law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by Law, any Landlord Party may purchase any Collateral at such sale. Subject to applicable Law, the proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations. Any surplus shall be paid to Tenant (or as otherwise required by Law) and any deficiency shall be paid by Tenant to Landlord upon demand. Tenant hereby authorizes Landlord to file a financing statement sufficient to perfect the foregoing security interest, or to file a copy of this Lease as a financing statement, as permitted under Law.

20. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT (OR ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER TENANT) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NO LANDLORD PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 25) WHOM TENANT HAS BEEN NOTIFIED IN WRITING HOLD MORTGAGES (DEFINED IN ARTICLE 25) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. TENANT HEREBY WAIVES ALL CLAIMS AGAINST ALL LANDLORD PARTIES FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ALLEGEDLY SUFFERED BY ANY TENANT PARTIES, INCLUDING LOST PROFITS AND BUSINESS INTERRUPTION.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. Relocation. Landlord may, upon sixty (60) days notice to Tenant, relocate the Premises to any other premises within the Property (“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein. The Relocated Premises shall in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant’s existing telephone equipment and other costs set forth below. All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of-pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including reasonable decorating and design costs, shall be paid by Landlord within thirty (30) days after receipt of third-party invoices therefor. From the Relocation Date through the Expiration Date, the aggregate Base Rent for the

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Relocated Premises shall be the same as for the original Premises. Tenant’s failure to vacate the Premises and move into the Relocated Premises on the Relocation Date shall constitute a Time Sensitive Default.

24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal, for the initial two (2) months of such holdover, to one hundred fifty percent (150%) of, and thereafter to two hundred percent (200%) of, the greater of: (A) the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover; or (B) the fair market gross rental for the Premises. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor- in-interest. Tenant shall, within five (5) days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the five (5) day period specified above, and the continuation of such failure for a period of five (5) days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first

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refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property. Notwithstanding the foregoing: (i) Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises; and (ii) Landlord acknowledges and agrees that the Landlord’s Work installed in accordance with the Work Letter attached to this Lease shall not be deemed a Special Installation hereunder. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within two (2) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least thirty (30) days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to five (5) days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro

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Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30. Hazardous Materials.

A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B. Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a fifteen percent (15%) administrative fee.

C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within ten (10) days of Tenant’s receipt.

31. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed

One Buckhead Plaza/Safety Quick Light LLC	22

provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without

Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend the Term, or any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Landlord and Tenant represent that neither party has dealt directly with any other brokers other than CBRE, Inc., which represented Landlord, and The Edison Group, LLC, which represented Tenant (whose commissions shall be paid by Landlord pursuant to separate written agreements) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKERS SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease

One Buckhead Plaza/Safety Quick Light LLC	23

shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L. Financial Statements. At any time during the Term, Tenant shall deliver to Landlord, within ten (10) days after Landlord’s request therefor, audited financial statements of Tenant, including a balance sheet and a profit and loss statement for the most recent two (2) years, all prepared in accordance with generally accepted accounting principles consistently applied and certified by an independent certified public accountant. Notwithstanding the foregoing, Landlord shall not make any such request to Tenant more than one (1) time in any twelve (12) month period during the Term; provided, however, that there shall be no such limit to Landlord’s requests in the event such request is made after an event of default (regardless of notice or cure periods) has occurred under this Lease or in connection with a sale or finance, or proposed sale or finance, of the Building.

32. Prohibited Persons and Transactions. Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws (each such person, a “Prohibited Person”), (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

33. Special Stipulations. The special stipulations, if any, set forth on Exhibit F attached to this Lease are incorporated herein by reference. If there is no Exhibit F attached to this Lease, there are no such special stipulations. Such special stipulations shall control if in conflict with any of the foregoing provisions of this Lease.

[THE REST OF THIS PAGE IS INTENTIONALLY BLANK]

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

One Buckhead Plaza/Safety Quick Light LLC	24

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

METZLER ONE BUCKHEAD PLAZA, L.P.,

a Delaware limited partnership

By: Metzler One Buckhead GP, LLC, a Delaware limited liability company, its general partner

By: MUSREF One Buckhead Plaza LP, its sole member

By: MUSREF GP One Buckhead Plaza LLC, its general partner

By: Metzler Management, Inc., its Manager

By: /s/ Steven A. Franceschina

Name: Steven A. Franceschina

Title: Vice President

Effective Date: December 17, 2013

TENANT:

SAFETY QUICK LIGHT LLC,

a Florida limited liability company

By: /s/ James R. Hills

Name: James R. Hills

Title: President, CEO

Tenant’s Federal Employer Identification Number:

One Buckhead Plaza/Safety Quick Light LLC	25

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

[NOTE: Drawings, dimensions, plans, boundaries, interior walls, furniture, fixtures, and improvements shown in this Exhibit are for illustrative purposes only and are not intended to indicate the actual improvements to the Premises, which shall be constructed in accordance with the Approved Construction Documents]

One Buckhead Plaza/Safety Quick Light LLC	A-1-11

EXHIBIT A-2

LEGAL DESCRIPTION OF PROPERTY

TRACT A

All that tract or parcel of land lying and being in Land Lot 99 of the 17th District, City of Atlanta, Fulton County, Georgia, and being more particularly described as follows:

Commencing at a point on the northwest line of the right of way of Peachtree Road (right of way varies) 438.2 feet as measured northerly along the west line of the right of way of Peachtree Road from the intersection formed by the west line of the right of way of Peachtree Road with the north line of Land Lot 100 of said 17th District of Fulton County, Georgia; thence North 68 degrees 44 minutes 59 seconds West a distance of 14.03 feet to a point on the existing right of way line of Peachtree Road; thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 27 degrees 01 minutes 47 seconds East of 56.25 feet, a distance of 56.26 feet to a point; thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 29 degrees 18 minutes 01 seconds East of 10.10 feet, a distance of 10.10 feet to a point; thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 31 degrees 18 minutes 40 seconds East of 48.71 feet, a distance of 48.72 feet to a point; thence continuing along said right of way North 32 degrees 58 minutes 37 seconds East a distance of 317.25 feet to a point; said point being the southeast point of the mitered intersection of the west right of way of Peachtree Road (variable right of way) and the south right of way of West Paces Ferry Road (variable right of way); thence along the mitered intersection along a curve to the left, an arc distance of 30.51 feet, said curve having a radius of 53.51 feet and being subtended by a chord of 30.10 feet, at North 16 degrees 38 minutes 30 seconds East, to a point; said point being the POINT O F BEGINNING; thence South 64 degrees 47 minutes 13 seconds West a distance of 149.11 feet to a point; thence North 68 degrees 44 minutes 59 seconds West a distance of 330.40 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of 15.50 feet to a point; thence North 68 degrees 44 minutes 59 seconds West a distance of 20.50 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of 56.00 feet to a point; thence North 68 degrees 44 minutes 59 seconds West a distance of 127.50 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of 87.07 feet to a point; thence North 21 degrees 47 minutes 54 seconds West a distance of 46.64 feet to a point on the south right of way of West Paces Ferry Road; thence along said right of way South 60 degrees 25 minutes 19 seconds East a distance of 32.17 feet to a point; thence continuing along said right of way South 60 degrees 25 minutes 19 seconds East a distance of 304.82 feet to a point; thence continuing along said right of way South 67 degrees 12 minutes 02 seconds East a distance of 115.55 feet to a point; thence continuing along said right of way on a curve to the left, an arc distance of 109.63 feet, said curve having a radius of 783.89 feet and being subtended by a chord of 109.54 feet, at South 69 degrees 34 minutes 00 seconds East, to a point; thence continuing along said right of way on a curve to the right, an arc distance of 69.00 feet, said curve having a radius of 53.51 feet and being subtended by a chord of 64.32 feet, at South 36 degrees 38 minutes 00 seconds East, to a point; said point being the POINT OF BEGINNING;

TRACT B

All that tract or parcel of land lying and being in Land Lot 99 of the 17th District, City of Atlanta, Fulton County, Georgia, and being more particularly described as follows:

Commencing at a point on the northwest line of the right of way of Peachtree Road (as an 80 foot right of way) 438.2 feet as measured northerly along the west line of the right of way of Peachtree Road from the intersection formed by the west line of the right of way of Peachtree Road with the north line of Land Lot 100 of said 17th District of Fulton; thence North 62 degrees 20 minutes 43 seconds West a distance of 542.39 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 0.48 feet to a point; said point being the POINT OF BEGINNING; thence North 68 degrees 44 minutes 59 seconds West a distance of 223.09 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 6.19 feet to a point; thence North 68 degrees 44 minutes 59 seconds West a distance of 70.71 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of 11.30 feet to a point; thence South 68 degrees 44 minutes 59 seconds East a distance of 2.80 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of

One Buckhead Plaza/Safety Quick Light LLC	A-2-1

156.87 feet to a point; thence South 68 degrees 44 minutes 59 seconds East a distance of 291.00 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 161.98 feet to a point; said point being the POINT OF BEGINNING;

TRACT C

All that tract or parcel of land lying and being in Land Lot 99 of the 17th District, City of Atlanta, Fulton County, Georgia, and being more particularly described as follows:

Commencing at a point on the northwest line of the right of way of Peachtree Road (as an 80 foot right of way) 438.2 feet as measured northerly along the west line of the right of way of Peachtree Road from the intersection formed by the west line of the right of way of Peachtree Road with the north line of Land Lot 100 of said 17th District of Fulton County, Georgia; thence North 68 degrees 44 minutes 59 seconds West a distance of 14.03 feet to a point on the existing right of way line of Peachtree Road (a 94 foot right of way at this point); thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 27 degrees 01 minutes 47 seconds East of 56.25 feet, a distance of 56.26 feet to a point; thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 29 degrees 18 minutes 01 seconds East of 10.10 feet, a distance of 10.10 feet to a point; thence northeasterly along the arc of a curve of the existing northwest right of way line of Peachtree Road, which arc has a chord as measured North 31 degrees 18 minutes 40 seconds East of 48.71 feet, a distance of 48.72 feet to a point; thence continuing along said right of way North 32 degrees 58 minutes 37 seconds East a distance of 317.25 feet to a point; said point being the southeast point of the mitered intersection of the west right of way of Peachtree Road (variable right of way) and the south right of way of West Paces Ferry Road (variable right of way); said point being the POINT OF BEGINNING; thence along the west right of way of Peachtree Road South 32 degrees 58 minutes 37 seconds West a distance of 116.93 feet to a point; thence leaving said right of way North 68 degrees 44 minutes 59 seconds West a distance of 376.76 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 17.60 feet to a point; thence North 68 degrees 44 minutes 59 seconds West a distance of 183.00 feet to a point; thence North 21 degrees 15 minutes 01 seconds East a distance of 125.50 feet to a point; thence South 68 degrees 44 minutes 59 seconds East a distance of 127.50 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 56.00 feet to a point; thence South 68 degrees 44 minutes 59 seconds East a distance of 20.50 feet to a point; thence South 21 degrees 15 minutes 01 seconds West a distance of 15.50 feet to a point; thence South 68 degrees 44 minutes 59 seconds East a distance of 330.40 feet to a point; thence North 64 degrees 47 minutes 13 seconds East a distance of 149.11 feet to a point on the mitered intersection; thence along the mitered intersection along a curve to the right, an arc distance of 30.51 feet, said curve having a radius of 53.51 feet and being subtended by a chord of 30.10 feet, at South 16 degrees 38 minutes 30 seconds West, to a point on the west right of way of Peachtree Road; said point being the POINT OF BEGINNING;

TOGETHER WITH the rights and benefits accruing to the foregoing Tracts A, B and C by virtue of:

Easement Tract D; Rights and benefits, including Access Easement and Utility Easement, accruing to the foregoing Tracts A, B and C by virtue of that certain Reciprocal Easement Agreement recorded in Book 10149, Page 394 of the Official Records of Fulton County, Georgia;

Easement Tract E; Rights and benefits, including Access Easement, accruing to the foregoing Tracts A, B and C by virtue of that certain Reciprocal Easement Agreement recorded in Book 12015, Page 333 of the aforesaid records as amended by First Amendment to Reciprocal Easement Agreement recorded at Book 13787, Page 178 of the aforesaid records; and

Easement Tract F; Rights and benefits, including Walkway and Roadway Easements, Conditional Future Grant of Plaza Area Easement, Underground Storm Drain Easement, Easement for Existing Utility Lines, and License for Parking, accruing to the foregoing Tracts A, B and C by virtue of that certain Dedication, Agreement Respecting Easements and Cost Sharing Agreement recorded at Book

20252, Page 5 of the aforesaid records,

Easement Tract G; Rights and benefits, including Conditional Future Grant of Access Easement, accruing to the foregoing Tracts A, B and C by virtue of that certain Agreement Respecting Access recorded in Deed Book 19390, Page 182, aforesaid records,

One Buckhead Plaza/Safety Quick Light LLC	A-2-2

Easement Tract H; Rights and benefits, including the right to construct and maintain certain improvements within the public rights-of-way, accruing to the foregoing Tracts A, B and C by virtue of that certain Agreement recorded at Deed Book 12856, Page 74, aforesaid records.

One Buckhead Plaza/Safety Quick Light LLC	A-2-3

EXHIBIT B

RULES AND REGULATIONS

1. No sign, picture, advertisement or notice shall be displayed by Tenant on any part of the Premises, the Building or the Property unless the same is first approved by Landlord. Any such sign, picture, advertisement or notice approved by Landlord shall be painted or installed for Tenant by Landlord at Tenant’s expense. No awnings, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior consent of the Landlord, including approval by Landlord of the quality, type, design, color and manner of attachment.

2. Tenant agrees that its use of electrical current shall never exceed the capacity of existing feeders, risers or wiring installation.

3. Tenant shall not do or permit to be done in or about the Premises or Property anything which shall increase the rate of insurance on said Property or obstruct or interfere with the rights of other lessees of Landlord or annoy them in any way, including, but not limited to, using any musical instrument, making loud or unseemly noises, or singing, etc., nor use the Premises for sleeping, lodging, or cooking by any person at any time except with permission of Landlord. Tenant will be permitted to use for its own employees within the Premises a conventional coffee-maker. No vending machines of any kind will be installed, permitted or used on any part of the Premises. No part of said Property or Premises shall be used for gambling, immoral or other unlawful purposes. No intoxicating beverage shall be sold in said Property or Premises without prior written consent of Landlord. No area outside of the Premises shall be used for storage purposes at any time.

4. No birds or animals of any kind shall be brought into said Property. All vehicles, including bicycles, motorcycles or other motorized vehicles, shall be driven and parked only in areas designated therefor by Landlord.

5. The sidewalks, entrances, passages, corridors, halls, elevators, and stairways in the Property shall not be obstructed by Tenant or used for any purposes other than those for which same were intended as ingress and egress. No windows, floors or skylights that reflect or admit light into the Building shall be covered or obstructed by Tenant. Toilets, wash basins and sinks shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, or other obstructing or improper substances shall be thrown therein. Any damage resulting to them, or to any other part of the Property, from misuse by Tenant or its employees, shall be borne by Tenant.

6. Only one key for each office in the Premises will be furnished Tenant without charge. No additional lock, latch or bolt of any kind shall be placed upon any door nor shall any changes be made in existing locks or mechanisms thereof without written consent of Landlord. At the termination of the Lease, Tenant shall return to Landlord all keys furnished to Tenant by Landlord, or otherwise procured by Tenant, and in the event of loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

7. Landlord shall have the right to prescribe the weight, position and manner of installation of heavy articles such as safes, machines and other equipment which Tenant may use in the Premises. No safes, furniture, filing cabinets, boxes, large parcels or other kind of freight shall be taken to or from the Premises or allowed in any elevator, hall or corridor at any time except by permission of and at times allowed by Landlord. Tenant shall make prior arrangements with Landlord for use of the freight elevator for the purpose of transporting such articles and such articles may be taken in or out of the Building only between or during hours as may be arranged with and designated by Landlord. The persons employed to move the same must be approved by Landlord. In no event shall any weight exceeding fifty (50) pounds per square foot of floor space be placed upon any floor by Tenant, without prior written approval of Landlord.

8. Tenant shall not cause or permit any gases, liquids or odors to be produced upon or permeate from the Premises, and no flammable, combustible, explosive, toxic or other hazardous fluid, chemical or substance shall be brought into the Property.

One Buckhead Plaza/Safety Quick Light LLC	B-1

9. Subject to Landlord’s security measures in effect for the Property from time to time during the Term of this Lease, Tenant shall have access to the Premises on a twenty-four (24) hour, seven (7) day per week basis.

10. Unless explicitly permitted by the Lease, Tenant shall not employ any person other than Landlord’s contractors and employees for the purpose of cleaning and taking care of the Premises. Landlord shall not be responsible for any loss, theft, mysterious disappearance of or damage to, any property, however occurring. Only persons authorized by the Landlord may furnish ice, drinking water, towels, and other similar services within the Property and only at hours and under regulations fixed by Landlord.

11. No connection shall be made to the electric wires or gas or electric fixtures of the Property, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Premises shall be kept whole and in good repair. Tenant shall not injure, overload or deface the Property, the woodwork or the walls of the Premises, nor permit upon the Premises any noisome, noxious, noisy or offensive business.

12. If Tenant requires wiring for a bell or buzzer system, such wiring shall be done by the electrician of the Landlord only, and no outside wiring men shall be allowed to do work of this kind unless by the written permission of Landlord or its representatives. If telephonic service is desired, the wiring for same shall be approved by Landlord, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated. The electric current shall not be used for power or heating unless written permission to do so shall first have been obtained from Landlord or its representatives in writing, and at an agreed cost to Tenant.

13. Tenant and its employees and invitees shall observe and obey all parking and traffic regulations as imposed by Landlord.

14. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Property are prohibited, and Tenant shall cooperate to prevent the same.

15. Landlord shall have the right to change the name of the Property, or any portion thereof, and to change the street address of the Property, or any portion thereof, provided that in the case of a change in the street address of the Building, Landlord shall give Tenant not less than sixty (60) days’ prior notice of the change, unless the change is required by governmental authority.

16. These Rules and Regulations are supplemental to, and shall not be construed to in any way modify, amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease Agreement to which the same are attached.

17. LANDLORD RESERVES THE RIGHT TO MAKE SUCH OTHER AND REASONABLE RULES AND REGULATIONS AS IN ITS JUDGMENT MAY FROM TIME TO TIME BE NEEDED FOR THE SAFETY, CARE AND CLEANLINESS OF THE PROPERTY, AND FOR THE PRESERVATION OF GOOD ORDER THEREIN.

One Buckhead Plaza/Safety Quick Light LLC	B-2

EXHIBIT C

COMMENCEMENT LETTER

Re:	Office Lease dated _____________, 20___ (the “Lease”), between METZLER ONE BUCKHEAD PLAZA, L.P. (“Landlord”) and SAFETY QUICK LIGHT LLC (“Tenant”) for the Premises, the Rentable Square Footage of which is 2,895 square feet, located on the 3rd floor of One Buckhead Plaza. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended;

Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is , 20 .

The Expiration Date of the Lease is the last day of , .

Tenant’s Address at the Premises after the Commencement Date is:

One Buckhead Plaza

3060 Peachtree Road

Suite 390

Atlanta, GA 30305

Attention:

Phone:

Fax:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of , 20 .

LANDLORD:

METZLER ONE BUCKHEAD PLAZA, L.P.,

a Delaware limited partnership

By: Metzler One Buckhead GP, LLC, a Delaware limited liability company, its general partner

By: MUSREF One Buckhead Plaza LP, its sole member

By: MUSREF GP One Buckhead Plaza LLC, its general partner

By: Metzler Management, Inc., its Manager

By: /s/ Steven A. Franceschina

Name: Steven A. Franceschina

Title: Vice President

TENANT:

SAFETY QUICK LIGHT LLC,

a Florida limited liability company

By: /s/

Name:

Title:

One Buckhead Plaza/Safety Quick Light LLC	C-1

EXHIBIT D

WORK LETTER

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between METZLER ONE BUCKHEAD PLAZA, L.P., as Landlord, and SAFETY QUICK LIGHT LLC, as Tenant, for the Premises, the Rentable Square Footage of which is 2,895 square feet, located on the

3rd floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1. Approved Construction Documents.

(A) Tenant’s Information. Within ten (10) days after the Effective Date of this Lease, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(B) Construction Documents. Following Landlord’s execution of the Lease and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(C) Approved Construction Documents. Within three (3) Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within three (3) Business Days after receipt. If Tenant fails to request changes within such three (3) Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.” By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2. Pricing and Bids. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with approved general contractors in accordance with the Approved Construction Documents and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within five (5) Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such five (5) Business Day period, the lowest competent estimates will be deemed approved by Tenant.

3. Landlord’s Contributions. Landlord will provide a construction allowance not to exceed Nine and 50/100 Dollars ($9.50) multiplied by the Rentable Square Footage of the Premises (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The Construction Allowance shall be applied towards the cost of (a) all space planning, design, consulting or review services,

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construction management fee, and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, and (e) materials and labor. If the entire Construction Allowance is not exhausted in constructing the Landlord Work, then up to Five Thousand Seven Hundred Ninety and No/100 Dollars ($5,790.00) of such unused and remaining portion (the "Excess Allowance") may be used by Tenant as a credit against successive installments of Base Rent coming due and payable under the Lease until exhausted, provided that Tenant designates the amount of such Excess Allowance, if any, to be applied as a credit against Base Rent within sixty (60) days after the Commencement Date by written notice to Landlord. Notwithstanding anything in this Work Letter or the Lease to the contrary, if Tenant does not designate the amount of such Excess Allowance, if any, to be applied as a credit against Base Rent within sixty (60) days after the Commencement Date, Tenant shall have no further right to apply the Excess Allowance, if any, as a credit against Base Rent. The Construction Allowance, including the Excess Allowance (but excluding the amount designated by Tenant to be applied as a credit against Base Rent in accordance with the foregoing) made available to Tenant under this Work Letter must be utilized for its intended purpose within one hundred-eighty (180) days of the Effective Date or be forfeited with no further obligation on the part of Landlord.

4. Construction.

(A) General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. As a part of the Landlord Work, Landlord shall construct a demising wall to separate the Premises from the adjoining suite in a location mutually agreeable to Landlord and Tenant and approximately located as shown on Exhibit A-1 attached to the Lease, using Building standard materials and finishes, and shall sheet rock, sand and paint both sides of said demising wall, all at Tenant’s expense, subject to application of the Construction Allowance, to the extent available. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises. Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(B) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(C) Substantial Completion. The Landlord Work shall be deemed to be “Substantially

Complete” on the date that all Landlord Work (other than any details of construction, mechanical

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adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) activities or performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5. Costs.

(A) Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within ten (10) days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within ten (10) days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(B) Construction Management Fee. Within ten (10) days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to five percent (5%) of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6. Acceptance. By taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing); and (iii) both the Building and the Premises are satisfactory in all respects.

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EXHIBIT E

PARKING AGREEMENT

This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between METZLER ONE BUCKHEAD PLAZA, L.P., as Landlord, and SAFETY QUICK LIGHT LLC, as Tenant, for the Premises, the Rentable Square Footage of which is 2,895 square feet, located on the 3rd floor of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.

1. As of the Commencement Date of the Lease, Tenant shall take and pay for a minimum of five (5) permits (based upon a ratio of 2.0 parking spaces per 1,000 rentable square leased) allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Building (the “Parking Facilities”). Additionally, at Tenant’s sole option, Tenant may take up to two (2) additional permits (based upon the current parking ratio of 2.7 parking spaces per 1,000 rentable square leased and occupied) for the Parking Facilities, if such permits are then available. During the Term (including any renewal or extension), Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each unreserved permit, which is currently $70.00 per month per unreserved space, plus any taxes thereon.

To the extent reserved parking permits are available, Tenant may convert up to one (1) of the aforementioned unreserved permits to a reserved permit in the Parking Facilities at Landlord’s quoted monthly contract rate (as set from time to time) for such reserved permit, which is currently

$105.00 per month per reserved parking space, plus any taxes thereon. The location of the reserved parking space shall be mutually agreed upon by Landlord and Tenant, and in no event shall Landlord be obligated to issue such reserved permit to Tenant until such time as the parties have mutually agreed upon such location.

2. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3. Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate (as set from time to time) generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un- affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

4. Tenant’s failure to pay for any of the above-referenced parking permits or to otherwise comply with any provision of this Agreement shall constitute an Event of Default under the Lease. In addition to any rights or remedies available to Landlord in the event of a Monetary Default under

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the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities.

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EXHIBIT F

SPECIAL STIPULATIONS

These Special Stipulations (“Special Stipulations”) are attached to and made an integral part of an Office Lease (the “Lease”) between METZLER ONE BUCKHEAD PLAZA, L.P., as Landlord, and SAFETY QUICK LIGHT LLC, as Tenant, for the Premises, the Rentable Square Footage of which is 2,895 square feet, located on the 3rd floor of One Buckhead Plaza. In the event of any conflict between the provisions of these Special Stipulations and any other provision of the Lease, the provisions of these Special Stipulations shall govern and control and shall supersede such other conflicting provisions of the Lease. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

NONE.

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EXHIBIT G

GREEN BUILDING REQUIREMENTS

These Green Building Requirements are attached as an Exhibit to an Office Lease (the “Lease”) between METZLER ONE BUCKHEAD PLAZA, L.P., as Landlord, and SAFETY QUICK LIGHT LLC, as Tenant, for the Premises, the Rentable Square Footage of which is 2,895 square feet, located on the 3rd floor of the Building. Unless otherwise specified, all capitalized terms used in this Exhibit shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Exhibit, the latter shall control.

The Building employs green building operations and maintenance practices. Landlord’s goal is to provide the tenants of the Building with improved indoor air quality and the lowest possible utility costs while preserving the environment for generations to come.

I. ENERGY & ATMOSPHERE

Utilities are the highest controllable expense category for commercial office buildings according to BOMA International. For this reason, Landlord encourages the following energy conservation measures.

a. ENERGY STAR® Labeled Products

Landlord recommends that ENERGY STAR® labeled appliances (refrigerators, dishwashers, washers, etc.) and, if applicable, commercial food service equipment are installed in the Premises because these are such big energy consumers. To find products visit: www.energystar.gov/products.

b. Lighting

The Building’s lighting standard is based on the Illuminating Engineering Society of North America (IESNA) Lighting Handbook, LEED® for Existing Buildings and U.S. EPA’s ENERGY STAR® policies and guidelines regarding lighting for commercial buildings. The EPA’s website for lighting is http://www.energystar.gov/index.cfm?c=lighting.pr_lighting. Where possible, Tenant shall use LED, compact fluorescent lighting or similar bulbs for lighting in the Premises when replacing bulbs in the wall fixtures or any portable indirect lighting.

II. Green Cleaning

The Building has a high-performance, sustainable cleaning policy to reduce the exposure of building occupants and maintenance personnel to potentially hazardous chemical, biological and particulate contaminants, which adversely affect air quality, human, health, building finishes, building systems and the environment. As part of this policy, Landlord uses environmentally sensitive cleaning products and paper made from recycled content. Landlord encourages the same practices from tenants.

III. Integrated Pest Management

The Building manages indoor pests in a way that protects human health and the surrounding environment. Integrated Pest Management (IPM) calls for using least-toxic chemical pesticides, minimum use of chemicals and using chemicals only in targeted locations and only for targeted species. Tenants have an important role in IPM. Generally, tenants are asked to keep their premises clean and to call Building management upon becoming aware of a pest issue.

IV. Recycling Program

The Building has a recycling program that includes the collection and sorting of dry-cell type batteries used in office equipment and daily consumables such as paper, cardboard, metals, plastic, glass etc. The success of the Building’s recycling program is dependent on participation by tenants of the Building.

V. Tenant Alterations & Improvements

To reduce the indoor air quality impact of the materials used in tenant finish-outs, Landlord recommends use of products meeting the following criteria:

•	Low-VOC (volatile organic compounds) adhesives and sealants defined as having a VOC content less than the current VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168, or sealants used as fillers that meet or exceed the requirements of the Bay Area Air Quality Management District Regulation 8, Rule 51.
•	Low-VOC paints and coatings that meet Green Seal’s Standard GS-11 requirement.

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•	Non-carpet finished flooring that is FloorScore-certified
•	Carpet - Loop construction, broadloom or carpet tile that meets the CRI Green Label Plus testing program that is 100% recyclable. Preferably, the carpet should contain recycled content.
•	Carpet cushion that meets the CRI Green Label Plus testing program and is 100% recyclable.
•	Composite panels and agrifiber products such as particle board, oriented-strand board (OSB), medium- density fiberboard (MDF), etc., that contain no added urea-formaldehyde resins.

Helpful websites are www.greenseal.org and www.greenguard.org and http://www.buildinggreen.com.

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